2ND REQUEST
URGENT PROXY INFORMATION...
PLEASE CAST YOUR VOTE NOW!

Dear Fidelity Advisor Funds Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on important proposals that affect your fund. This information described each proposal and asked for your vote on all of the issues. It has been called to our attention that we have not yet received your ballot.
I AM WRITING TO REMIND YOU THAT YOUR PARTICIPATION IS EXTREMELY IMPORTANT. The shareholders meeting cannot be held until we receive a majority of the votes. Your vote affects the quorum, and your prompt attention to this request will save the cost of further solicitations.
You may cast your vote for, against, or to abstain on the proposals by completing the proxy card and returning it in the envelope provided. Remember, this is an opportunity to voice your opinion on matters concerning your fund. IT IS IMPORTANT THAT YOU TAKE PART IN THE VOTING PROCESS NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.
You are entitled to one vote for each share you own. To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage paid envelope provided.
REMEMBER, VOTING BY MAIL IS QUICK AND EASY.  EVERYTHING YOU NEED IS
ENCLOSED.
If you have already voted, thank you for your prompt response. If you have any further questions, please call your investment professional.
Thank you.  We appreciate your immediate attention.
Sincerely,
Paul J. Hondros
President